Exhibit 3.120
AMENDED BYLAWS
OF
MAZATLAN DEVELOPMENT, INC.

BYLAWS
OF
MAZATLAN DEVELOPMENT, INC.
TABLE OF CONTEXT

ARTICLE I SHAREHOLDERS	1

1.1 Meeting Place	1
1.2 Annual Meeting	1
1.3 Annual Meeting — Order of Business	1
1.4 Special Meetings	2
1.5 Notice	2
1.6 Voting Record	2
1.7 Quorum	2
1.8 Organization of Meetings	2
1.9 Voting of Shares	2
1.10 Closing of Transfer Books and Fixing Record Date	3
1.11 Proxies	3
1.12 Action by Shareholders Without a Meeting	3
1.13 Waiver of Notice	3
1.14 Action of Shareholders by Communication Equipment	3

ARTICLE II SHARES	4

2.1 Issuance of Shares	4
2.2 Certificate for Shares	4
2.3 Transfers	4
2.4 Mutilated, Lost, or Destroyed Certificates	5
2.5 Shares of Another Corporation	5
2.6 Restriction on Transfer	5

ARTICLE III BOARD OF DIRECTORS	5

3.1 Number and Powers	5
3.2 Change of Number	5
3.3 Vacancies	6
3.4 Removal of Directors	6
3.5 Regular Meetings	6
3.6 Special Meetings	6
3.7 Notice of Special Meetings	6
3.8 Quorum	7
3.9 Waiver of Notice	7
3.10 Presumption of Assent	7

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3.11 Resignation	7
3.12 Executive and Other Committees	7
3.13 Laws	8
3.14 Action by Directors Without a Meeting	8
3.15 Participation of Directors by Communication Equipment	8

ARTICLE IV OFFICERS	8

4.1 Designation and Powers	8
4.2 The President	9
4.3 Vice President	9
4.4 Secretary and Assistant Secretaries	9
4.5 The Treasurer	9
4.6 Delegation	9
4.7 Vacancies	10
4.8 Other Officers	10
4.9 Term — Removal	10
4.10 Bonds	10
4.11 Salaries	10
4.12 Disallowed Compensation	10

ARTICLE V DIVIDENDS AND FINANCE	10

5.1 Dividends	10
5.2 Depositories	11

ARTICLE VI NOTICES	11

ARTICLE VII SEAL	11

ARTICLE VIII INDEMNIFICATION	11

8.1 Right to Indemnification	11
8.2 Right of Claimant to Bring Suit	12
8.3 Nonexclusivity of Rights	12
8.4 Insurance, Contracts, and Funding	13
8.5 Indemnification of Agents of the Corporation	13

ARTICLE IX BOOKS AND RECORDS	13

ARTICLE X AMENDMENTS	13

10.1 By Shareholders	13
10.2 By Directors	13

ARTICLE XI CONFLICTS OF INTEREST	14

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BYLAWS
OF
MAZATLAN DEVELOPMENT, INC.
ARTICLE I.
SHAREHOLDERS
1.1	Meeting Place: All meetings of the shareholders shall be held at the principal place of business of the corporation, or at such other place as shall be determined from time to time by the Board, and the place at which any such meeting shall be held shall be stated in the notice of the meeting.

1.2	Annual Meeting: The annual meeting of the shareholder for the election of Directors and for the transaction of such other business as may properly come before the meeting, shall be held on July 15 at the hour of 11:00 a.m. if not a legal holiday, and if a legal holiday, then on the day following the same hour. The time and place of holding any annual meeting may be changed by resolution of the Board of Directors, provided that notification of such change shall meet the notice requirements pursuant to Section 2.5 of this Article.

1.3	Annual Meeting — Order of Business: At the annual meeting of shareholders, the order of business shall be as follows:
(a)	Calling the meeting to order.

(b)	Proof of notice of meeting (or filing waiver).

(c)	Presentation and examination of proxies.

(d)	Announcement of a quorum.

(e)	Reading of, or waiver thereof, and approval of minutes of the previous meeting.

(f)	Announcements.

(g)	Reports of officers.

(h)	Reports of committees.

(i)	Election of directors.

(j)	Old or unfinished business.

(k)	New business.

(l)	Adjournment.
1.4	Special Meetings: Special meetings of the shareholders for any purpose may be called at any time by the President, Board, or the holders of not less than one-tenth of all shares entitled to vote at the meeting.

1.5	Notice: Notice of the time and place of the annual meeting of shareholders must be given in writing or sent by facsimile and in the case of a special meeting, the purpose or purposes for which it is called shall be delivered personally, mailed, or faxed, at least ten days, and not more than sixty days, prior to the meeting to each shareholder of record entitled to vote at such meeting. Meetings may be held without notice if all shareholders entitled to vote are present or represented by proxy or if notice is waived by those not present or so represented.

1.6	Voting Record: At least ten days before each meeting of shareholders, a complete record of the shareholders entitled to vote at such meeting, or any adjournment thereof, shall be made, arranged in alphabetical order, with the address of and number of shares held by each, which record shall be kept on file at the registered office of the corporation for a period of ten days prior to such meeting. The record shall be produced and kept open at the time and place of such meeting for the inspection of any shareholder. Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

1.7	Quorum: Except as otherwise required by law:
(a)	A quorum at any annual or special meeting of shareholder shall consist of shareholders representing either in person or by proxy, a majority of the outstanding shares of the corporation, entitled to vote at such meeting.

(b)	The votes of a majority in interest of those present at any properly called meeting or adjourned meeting of shareholders at which a quorum as in this section defined is present, shall be sufficient to transact business.
1.8	Organization of Meetings: Meetings of the shareholders shall be presided over by the President, but if he is not present, then by the Vice President, but if neither the President nor a Vice President is present, by a Chairman to be chosen at the meeting. The Secretary of the corporation shall act as Secretary of the meeting, if present.

1.9	Voting of Shares: Except as otherwise provided in these Bylaws or to the extent that voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation, each shareholder, on each matter submitted to a vote at a meeting of shareholders, shall have one vote for each share registered in the shareholder’s name on the books of the corporation.

1.10	Closing of Transfer Books and Fixing Record Date: For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend or in order to make a determination of shareholders for any other proper purpose, the Board may provide that the stock transfer books shall be closed for a stated period not to exceed sixty days nor to be less than ten days preceding such meeting. In lieu of closing the stock transfer books, the Board may fix in advance a record date for any such determination of shareholders, such date to be not more than sixty days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made, as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

1.11	Proxies: A shareholder may vote either in person or by proxy executed in writing by the shareholder, or his duly authorized attorney-in-fact. No proxy shall be valid after eleven months from the date of execution, unless otherwise provided in the proxy. Any proxy regular on its face shall be presumed to be valid.

1.12	Action by Shareholders Without a Meeting: Any action required or which may be taken at a meeting of shareholders of the corporation, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of shareholders.

1.13	Waiver of Notice: A waiver of any notice required to be given any shareholders, signed by the person or persons entitled to such notice, whether before or after the time stated therein for the meeting, shall be equivalent to the giving of such notice.

1.14	Action of Shareholders by Communication Equipment: Shareholders may participate in a meeting of shareholders by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.
ARTICLE II.
SHARES
2.1	Issuance of Shares: No shares of the corporation shall be issued unless authorized by the Board. Such authorization shall include the maximum number of shares to be issued and the consideration to be received for each share. No certificate shall be issued for any share until such share is fully paid.

2.2	Certificates for Shares: Certificates representing shares of the corporation shall be in the form as shall be determined by the Board. Such certificates shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation. Certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares or other identification and date of issue, shall be entered on the share transfer books of the corporation. Each certificate representing shares shall state:
(a)	That the corporation is organized under the laws of this state;

(b)	The name of the person to whom issued;

(c)	The number and class of shares; and the designation of the series, if any, which such certificates represent; and

(d)	The par value of each share represented by such certificate, or a statement that the shares are without par value.
2.3	Transfers:
(a)	Transfers of stock shall be made only upon the share transfer books of the corporation, kept at the registered office of the corporation or at its principal place of business, or at the office of its transfer agent or registrar. The Board may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfer of shares therein.

(b)	Shares shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the holder of said certificate. No shares of stock shall be transferred on the books of the corporation until the outstanding certificates therefor have been surrendered to the corporation.
2.4	Mutilated, Lost or Destroyed Certificates: In case of any mutilation, loss or destruction of any certificates of stock, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such issuance and may require the giving of a satisfaction bond or indemnity to the corporation in such sum as they might determine or establish such other procedures as they deem necessary.

2.5	Shares of Another Corporation: Shares owned by the corporation in another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Board may determine or, in the absence of such determination, by the President of the corporation.

2.6	Restriction on Transfer: All certificates representing unregistered shares of the corporation shall bear the following legend on the face of the certificate or on the reverse of the certificate if a reference to the legend is contained on the face:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SALE OR DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SAID SHARES OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SAID REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF THE STATE HAVING JURISDICTION OVER SUCH SALE OR DISPOSITION.
ARTICLE III.
BOARD OF DIRECTORS
3.1	Number and Powers: All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of the Board. The initial Board shall consist of the number of persons specified in the Articles who shall be elected for a term of one year, and shall hold office until their successors are elected and qualify. Directors need not be shareholders or residents of the State of Washington. In addition to the powers and authorities expressly conferred upon the corporation by these Bylaws and the Articles of Incorporation, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

3.2	Change of Number: The number of directors may at anytime be increased or decreased by the shareholders or directors at any annual or special meeting provided that no decrease shall have the effect of shortening the term of any incumbent director except as provided in paragraph 4.3 and 4.4 hereunder.

3.3	Vacancies: Any vacancy occurring in the Board, whether caused by resignation, death or otherwise, may be filled by the affirmative vote of seventy-five percent (75%) of all outstanding shares of voting stock. A director elected to fill any vacancy shall hold office for the unexpired term of his predecessor and until his successor is elected and qualified. Any directorship to be filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

3.4	Removal of Directors: At a meeting of shareholders called expressly for that purpose, the entire Board, or any member thereof, may be removed, with or without cause, by a vote of the holders of seventy-five percent (75%) of shares then entitled to vote at an election of such directors. If less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board or, if there be classes of directors, at an election of the class of directors of which he is a part.

3.5	Regular Meetings: Regular meetings of the Board or any committee designated by the Board may be held without notice at the principal place of business of the corporation or at such other place or places, either within or without the State of Washington, as the Board or such subcommittee, as the case may be, may from time to time designate. The annual meeting of the Board shall be held without notice immediately after the adjournment of the annual meeting of shareholders.

3.6	Special Meetings:
(a)	Special meetings of the Board may be called at any time by the President, Secretary or by any director, to be held at the principal place of business of the corporation.

(b)	Special meetings of any committee may be called at any time by such person or persons and with such notice as shall be specified for such committee by the Board, or in the absence of such specification, in the manner and with the notice required for special meetings of the Board.
3.7	Notice of Special Meetings: Written notice of each special meeting of the Board shall be delivered personally, telegraphed or mailed to each director at his address shown on the records of the corporation at least two days before the meeting. Notice shall be effective upon delivery at such address, provided that notice by mail shall also be deemed effective if deposited in the United States mail properly addressed with postage prepaid at least five days before the meeting, and notice by telegraph shall also be deemed effective if the content thereof is delivered to the telegraph company at least three days before the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice of such meeting.

3.8	Quorum: A majority of the directors shall constitute a quorum for the transaction of business at any Board meeting, but if at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained. The act of the majority of the directors present at a meeting at which there is a quorum shall be the act of the Board. The quorum must be present at the time each resolution is voted upon.

3.9	Waiver of Notice:
(a)	Whenever any notice is required to be given to any director or a committee member under the provisions of these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act, a waiver of notice in writing, signed by the person or persons entitled to such notice, whether before or after the time stated for the meeting, shall be equivalent to the giving of notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or a committee need be specified in the waiver of notice of such meeting.

(b)	Attendance of a director or a committee member at a meeting shall constitute a waiver of notice of such meeting, except where the director or a committee member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
3.10	Presumption of Assent: A director of the corporation present at a Board meeting at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting, or unless he files his written dissent to such action with the person acting as secretary of the meeting, before the adjournment thereof, or unless he forwards such dissent by registered mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

3.11	Resignation: Any director may resign at any time by delivering written notice to the President or the Secretary, or to the registered office of the corporation, or by giving oral notice at any meeting of the directors or shareholders.

3.12	Executive and Other Committees: The Board, by resolution adopted by a majority of the full Board, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution or the Articles of Incorporation or these Bylaws, shall have and may exercise all the authority of the Board except that no such committee shall have the authority to: (1) declare dividends, except at a rate or in periodic amounts determined by the Board; (2) approve or recommend to shareholders actions or proposals required by law to be approved by shareholders; (3) fill vacancies on the Board or any committee thereof; (4) amend the Bylaws; (5) authorize or approve the reacquisition of shares unless pursuant to general formula or method specified by the Board; (6) fix compensation of any director for serving on the Board or on any committee; (7) approve a plan of merger, consolidation, or exchange of shares not requiring the shareholder approval; (8) reduce earned or capital surplus; or (9) appoint other committees of the Board or the members thereof. All committees so appointed shall keep regular minutes of their meetings and shall cause them to be recorded in books kept for that purpose in the office of the corporation. The designation of any committee and the delegation of authority thereto shall not relieve the Board, or any members thereof, of any responsibility imposed by law.

3.13	Laws: Subject in all events to the requirements of applicable law, the corporation shall not lend money to or guaranty the obligation of a director of the corporation unless:
(a)	The particular loan or guaranty is approved by vote of the holders of at least a majority of the votes represented by the outstanding voting shares of all classes, except the votes of the benefitted director; or

(b)	The corporation’s Board of Directors determines that the loan or guaranty benefits the corporation and either approves the specific loan or guaranty or a general plan authorizing loans and guaranties.
3.14	Action by Directors Without a Meeting: Any action required or which may be taken at a meeting of the directors, or of a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken or to be taken, shall be signed by all of the directors, or all of the members of the committee, as the case may be. Such consent shall have the same effect as a unanimous vote.

3.15	Participation of Directors by Communication Equipment: Members of the Board or committees designated by the Board may participate in a meeting of the Board or a committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.
ARTICLE IV.
OFFICERS
4.1	Designations and Powers: The officers of the corporation shall be a President, one or more Vice Presidents (one or more of whom may be Executive Vice Presidents), a Secretary and a Treasurer, and such Assistant Secretaries and Assistant Treasurers as the Board may designate, who shall be elected for one year by the directors at their first meeting after the annual meeting of shareholders, and who shall hold office until their successors are elected and qualify. Any two or more offices may be held by the same person, except the offices of President and Secretary, except that when all of the issued and outstanding stock of the corporation is owned of record by one shareholder, one person may hold all or any combination of offices. The officers will be held to the same standard of care, fiduciary obligation, and requirement of fair dealing as exercised by the Board of Directors.

4.2	The President: The President shall preside at all meetings of shareholders and directors, shall have general supervision of the affairs of the corporation, and shall perform all such other duties as are incident to such office or are properly required of the President by the Board. When present, he shall preside over all meetings of shareholders and directors. With the Secretary or other officer of the corporation authorized by the Board, he may sign certificates for shares of the corporation, deeds, mortgages, bonds, contracts, or other instruments that the Board has authorized to be executed, except when the signing and execution thereof has been expressly delegated by the Board or by these bylaws to some other officer or agent of the corporation or as required by law to be otherwise signed or executed by some other officer or in some other matter. In general, he shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board from time to time.

4.3	Vice Presidents: During the absence or disability of the President, the Executive Vice Presidents, if any, and the Vice Presidents in the order designated by the Board, shall exercise all the functions of the President. Each Vice President shall have such powers and discharge such duties as may be assigned to the Vice President from time to time by the Board.

4.4	Secretary and Assistant Secretaries: The Secretary shall issue notice for all meetings, except for notices for special meetings of the shareholders and special meetings of the directors which are called by the requisite number of shareholders or directors, shall keep minutes of all meetings, shall have charge of the seal and the corporate books, and shall make such reports and perform such other duties as are incident to such office, or are properly required of the Secretary by the Board. The Assistant Secretary, or Assistant Secretaries in the order designated by the Board, shall perform all of the duties of the Secretary during the absence of disability of the Secretary, and at other times may perform such duties as are directed by the President or the Board.

4.5	The Treasurer: The Treasurer shall have custody of all monies and securities of the corporation and shall keep regular books of account. The Treasurer shall disburse the funds of the corporation in payment of the just demands against the corporation or as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board from time to time as may be required of the Treasurer, an account of all such transactions as Treasurer of the financial condition of the corporation. The Treasurer shall perform such other duties incident to such office or that are properly required of the

Treasurer by the Board. The Assistant Treasurer, or Assistant Treasurers in the order designated by the Board, shall perform all of the duties of the Treasurer in the absence or disability of the Treasurer, and at other times may perform such other duties as are directed by the President or the Board.

4.6	Delegation: In the case of absence or inability to act of any officer of the corporation and of any person herein authorized to act in such person’s place, the Board may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.

4.7	Vacancies: Vacancies in any office arising from any cause may be filled by the Board at any regular or special meeting of the Board.

4.8	Other Officers: The Board may appoint such other officers and agents as it shall deem necessary or expedient, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

4.9	Term — Removal: The term of office of all officers shall be one year, and until their respective successors are elected and qualify. Any officer or agent may be removed by the Board whenever in its judgment the best interest of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

4.10	Bonds: The Board may, by resolution, require any and all of the officers to give bonds to the corporation, with sufficient surety or sureties, conditioned for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board.

4.11	Salaries: The salaries, if any, of the officers shall be fixed from time to time by the Board, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

4.12	Disallowed Compensation: Any payments made to an officer of the corporation, such as a salary, commission, bonus, interest, or rent, or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer to the corporation to the full extent of such disallowance. It shall be the duty of the directors, as a Board, to enforce payment of each such amount disallowed. In lieu of payment by the officer, subject to the determination of the Board, proportionate amounts may be withheld from his future compensation payments until the amount owed to the corporation has been recovered.

ARTICLE V.
DIVIDENDS AND FINANCE
5.1	Dividends: Subject in all events to the requirements of applicable law, the Board may, from time to time, declare and the corporation may pay dividends on its outstanding shares in cash, property, or its own shares, except when the declaration or payment thereof would be contrary to any restrictions contained in the Articles of Incorporation of the corporation and except that:

A dividend may not be declared and paid in cash or property if after giving it effect, either:
(a)	The corporation would not be able to pay its debts as they become due in the usual course of business; or

(b)	The corporation’s total assets would be less than the sum of its total liabilities plus (unless the Articles of Incorporation permit otherwise) the amount which would be needed to satisfy any shareholder’s preferential rights in liquidation were the corporation in liquidation at the time of the distribution.
5.2	Depositories: The monies of the corporation shall be deposited in the name of the corporation in such bank or banks or trust company or trust companies as the Board shall designate, and shall be drawn out only by check or other order for payment of money signed by such persons and in such manner as may be determined by resolution of the Board.
ARTICLE VI.
NOTICES
Except as may otherwise be required by law or specified in these Bylaws, any notice to any shareholder or director may be delivered personally or by mail, and if mailed, the notice shall be deemed to have been delivered when deposited in the United States mail, addressed to the addressee at his last known address in the records of the corporation, with postage thereon prepaid.
ARTICLE VII.
SEAL
The corporate seal of the corporation shall be in such form and bear such inscription as may be adopted by resolution of the Board, or by usage of the officers on behalf of the corporation.

ARTICLE VIII.
INDEMNIFICATION
8.1	Right to Indemnification: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or being or having been such a director or officer, he or she is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the corporation to the full extent authorized by the Washington Business Corporation Act or other applicable law, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided however, that except as provided in Paragraph 8.2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Paragraph 8.1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director of officer is not entitled to be indemnified under this Paragraph 8.1 or otherwise.

8.2	Right of Claimant to Bring Suit: If a claim under Paragraph 8.1 of this Article is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation) and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or of reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

8.3	Nonexclusivity of Rights: The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

8.4	Insurance, Contracts, and Funding: The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

8.5	Indemnification of Employees and Agents of the Corporation: The corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.
ARTICLE IX.
BOOKS AND RECORDS
The corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders and Board; and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each. Any books, records and minutes may be in written form or any other form capable of being converted into written form within a reasonable time. The annual balance sheet and income statement shall be provided to shareholders requesting copies and shall recite that the records were prepared in accordance with generally accepted accounting principals.
ARTICLE X.
AMENDMENTS
10.1	By Shareholders: These Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issues and outstanding at any regular or special meeting of the shareholders.

10.2	By Directors: The Board shall have power to make, alter, amend and repeal the Bylaws of this corporation. However any such Bylaws, or any alteration, amendment or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the stock entitled to vote at any shareholder’s meeting.
ARTICLE XI.
CONFLICTS OF INTEREST
This corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise, as freely as though such adverse interest did not exist, even though the vote, action, or presence of such director, officer, or shareholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud, no such contract or transaction shall be voided and no such director, officer, or shareholder shall be held liable to account to the corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of directors and officers of the corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors of this corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director or officer of the corporation is interested in any corporation, association, firm, or entity shall be sufficient disclosure as to such director or offer with respect to all contracts and transactions with that corporation, association, firm or entity. Directors, officers and shareholders of the corporation need make no disclosure under this Article when their interest is less than or equal to five percent (5%) of the voting power of the other corporation, association, firm or entity.
ADOPTED by resolution of the corporation’s Board this 16th day of October, 1992.

/s/ Landon R. Estep
Landon R. Estep Corporate Secretary/General Counsel